Exhibit 99.2

FIESTA RESTAURANT GROUP, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

THREE AND SIX MONTHS ENDED JUNE 30, 2011

Introduction

Throughout this Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD & A”) we refer to Fiesta Restaurant Group, Inc. as “Fiesta Restaurant Group” and together with its consolidated subsidiaries as “we”, “our” and “us” unless otherwise indicated or the context otherwise requires.

We own and operate two quick-casual restaurant brands, Pollo Tropical and Taco Cabana, through our wholly-owned subsidiaries Pollo Operations, Inc. and Pollo Franchise, Inc., (collectively “Pollo Tropical”) and Taco Cabana, Inc. and its subsidiaries (collectively “Taco Cabana”). We were incorporated in April 2011. In May 2011, Carrols Corporation (“Carrols” or “Parent Company”) contributed all of the outstanding capital stock of Pollo Tropical and Taco Cabana to Fiesta Restaurant Group in exchange for all of its outstanding capital stock and Fiesta Restaurant Group became a wholly-owned subsidiary of Carrols. Carrols is a wholly owned subsidiary of Carrols Restaurant Group, Inc., a publicly traded company (“Carrols Restaurant Group”). The consolidated financial information discussed below has been prepared as if Fiesta Restaurant Group was in existence for all periods presented.

We use a 52-53 week fiscal year ending on the Sunday closest to December 31. All references herein to the fiscal years ended January 2, 2011 and January 3, 2010 will be referred to as the fiscal years ended December 31, 2010 and 2009, respectively. Similarly, all references herein to the three and six months ended July 3, 2011 and July 4, 2010 will be referred to as the three and six months ended June 30, 2011 and 2010, respectively. The fiscal years ended December 31, 2010 and 2009 contained 52 weeks and 53 weeks, respectively, and the three and six months ended June 30, 2011 and 2010 each contained thirteen and twenty six weeks, respectively.

The following MD&A is written to help the reader understand our company. The MD&A is provided as a supplement to, and should be read in conjunction with, the Consolidated Financial Statements and the accompanying financial statement notes of the Company. The overview provides our perspective on the individual sections of MD&A, which include the following:

Company Overview — a general description of our business and our key financial measures.

Recent and Future Events Affecting Our Results of Operations — a description of recent events that affect, and future events that may affect, our results of operations.

Executive Summary — an executive review of our performance for the three months ended June 30, 2011.

Results of Operations — an analysis of our results of operations for the three and six months ended June 30, 2011 compared to the three and six months ended June 30, 2010 including a review of the material items and known trends and uncertainties.

Liquidity and Capital Resources — an analysis of historical and prospective information regarding our sources of cash and capital expenditures, the existence and timing of commitments and contingencies, changes in capital resources and a discussion of cash flow items affecting liquidity.

Effects of New Accounting Standards — a discussion of new accounting standards and any implications related to our financial statements.

Forward Looking Statements—cautionary information about forward-looking statements and a description of certain risks and projections.

Company Overview

We own and operate two quick-casual restaurant brands, Pollo Tropical® and Taco Cabana®. Our Pollo Tropical restaurants offer a wide selection of tropical and Caribbean-inspired food, while our Taco Cabana restaurants offer a wide selection of fresh Tex-Mex and traditional Mexican food. Our differentiated brands are positioned within the quick-casual restaurant segment, which combines the convenience and value of quick-service restaurants with the menu variety, use of fresh ingredients, food quality, decor and service more typical of casual dining restaurants. As of June 30, 2011, we owned and operated a total of 247 restaurants across five states, which included 90 Pollo Tropical and 157 Taco Cabana restaurants.

We are franchising our Pollo Tropical restaurants primarily internationally, and as of June 30, 2011, we had 30 franchised Pollo Tropical restaurants located in Puerto Rico, Ecuador, Honduras, Trinidad, Venezuela, the Bahamas and on three college campuses in Florida. We also have agreements for the future development of franchised Pollo Tropical restaurants in Panama, Tobago, Aruba, Curacao, and Bonaire. Although we are not presently franchising our Taco Cabana restaurants, as of June 30, 2011, we had five Taco Cabana franchised restaurants located in the United States.

The following is an overview of the key financial measures discussed in our results of operations:

•

Restaurant sales consist of food and beverage sales, net of discounts, at our company-owned and operated restaurants. Restaurant sales are influenced by menu price increases, new restaurant openings, closures of restaurants and changes in comparable restaurant sales. Restaurants are included in comparable restaurant sales after they have been open for 18 months. For comparative purposes, the calculation of the changes in comparable restaurant sales is based on a 52-week year.

•

Cost of sales consists of food, paper and beverage costs including packaging costs, less purchase discounts. Cost of sales is generally influenced by changes in commodity costs, the sales mix of items sold and the effectiveness of our restaurant-level controls to manage food and paper costs. Key commodities, including chicken and beef, are generally purchased under contracts for future periods up to one year.

•

Restaurant wages and related expenses include all restaurant management and hourly productive labor costs, employer payroll taxes, restaurant-level bonuses and related benefits. Payroll and related benefits are subject to inflation, including minimum wage increases and increased costs for health insurance, workers’ compensation insurance and state unemployment insurance.

•	Restaurant rent expense includes base rent and contingent rent on our leases characterized as operating leases, reduced by the amortization of deferred gains on sale-leaseback transactions.

•	Other restaurant operating expenses include all other restaurant-level operating costs, the major components of which are utilities, repairs and maintenance, real estate taxes and credit card fees.

•	Advertising expense includes all promotional expenses including television, radio, billboards and other sponsorships and promotional activities.

•

General and administrative expenses are comprised primarily of (1) salaries and expenses associated with the development and support of our brands and the management oversight of the operation of our restaurants; (2) legal, auditing and other professional fees and stock-based compensation expense and (3) allocated costs based on our pro-rata share of Carrols’ expenses for executive management, administrative support services and stock-based compensation expense.

•

Adjusted Segment EBITDA, which is the measure of segment profit or loss used by our chief operating decision maker for purposes of allocating resources to our segments and assessing their performance, is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, other income and expense and gains and losses on the extinguishment of debt. Adjusted Segment EBITDA may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

•

Depreciation and amortization primarily includes the depreciation of fixed assets, including equipment, owned buildings and leasehold improvements utilized in our restaurants and the depreciation of assets under lease financing obligations.

•

Impairment and other lease charges are determined through our assessment of the recoverability of property and equipment and intangible assets by determining whether the carrying value of these assets can be recovered over their respective remaining lives through undiscounted future operating cash flows. Impairment is reviewed whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable. For closed restaurant locations, we review the future minimum lease payments and related ancillary costs from the date of the restaurant closure to the end of the remaining lease term and record a lease charge for the lease liabilities to be incurred, net of any estimated sublease recoveries.

•

Interest expense consists primarily of imputed interest expense on leases entered into in connection with sale-leaseback transactions which are accounted for as lease financing obligations and interest expense allocated to us by Carrols based on amounts due to Carrols during each respective period. Interest expense also includes any gains and losses from the settlement of lease financing obligations and interest on amounts due to Carrols.

Recent and Future Events Affecting our Results of Operations

Spin-off of Fiesta Restaurant Group

On February 24, 2011 Carrols Restaurant Group announced its intention to split its businesses into two separate, publicly-traded companies through the tax-free spin-off of our company to its stockholders. If the spin-off is consummated, our common stock will be distributed in the form of a pro rata dividend to the stockholders of Carrols Restaurant Group, and we will continue to own and operate our Pollo Tropical and Taco Cabana businesses. Carrols Restaurant Group will continue to own and operate approximately 300 franchised Burger King restaurants through its subsidiaries Carrols and Carrols LLC. We believe that the contemplated spin-off may result in a number of benefits for each respective business, including, without limitation, permitting each company to focus on its own independent business plan and growth strategies.

The spin-off and the agreements to be entered into in connection with the spin-off, including the separation plan, transaction structure and timing, composition of senior management and the boards of directors, equity structure and other matters, will be subject to approval by Carrols Restaurant Group’s board of directors, customary regulatory and other approvals and the receipt of a favorable tax ruling from the IRS, among other things. The separation plan and many of the detailed terms and provisions of the spin-off are currently being developed by Carrols Restaurant Group. Carrols Restaurant Group anticipates that the spin-off will be completed by the end of 2011, although there can be no assurance that the spin-off will be completed within such time period or at all. If Carrols Restaurant Group does not consummate the spin-off, we will continue to own and operate our Pollo Tropical and Taco Cabana restaurants as an indirect wholly-owned subsidiary of Carrols Restaurant Group.

Refinancing of Outstanding Indebtedness of Carrols and Consummation of Fiesta Restaurant Group Debt Agreements

On August 5, 2011, we and Carrols LLC each entered into new and independent financing arrangements, the proceeds from which were used to distribute funds to Carrols to enable Carrols to repay its existing indebtedness, as well as to pay all related fees and expenses.

On August 5, 2011 we sold $200 million of 8.875% senior secured second lien notes due 2016 (the “Fiesta Notes”) and entered into a $25 million secured revolving credit facility which was undrawn at closing. Effective with the issuance of the Fiesta Notes, amounts due to Carrols at August 5, 2011 were repaid and we will be independently funding our operations including payment to Carrols for our pro-rata share for executive management and administrative support provided by Carrols to us.

Lease Financing Obligations

We have previously entered into sale-leaseback transactions where Carrols Restaurant Group or Carrols guaranteed our related lease payments on an unsecured basis for 66 restaurants, or is the primary lessee on five of our restaurant leases. Such leases have been accounted for as financing leases in our standalone consolidated financial statements because the Carrols guarantees are considered guarantees from a related party, a form of continuing involvement under ASC 840-40, which precludes sale-leaseback accounting in our consolidated standalone financial statements. Under the financing method, the assets remain on our balance sheet and continue to be depreciated and the proceeds we received from these transactions are recorded as a lease financing liability. Rental payments under these leases are recorded as payments of imputed interest and deemed principal on the underlying financing obligations, rather than rent expense.

Upon the spin-off, we expect that a significant number of these financing leases will qualify for sale-leaseback accounting treatment by either the termination of Carrols’ guarantee of our lease payments upon the completion of the spin-off or, with respect to the leases in which guarantees remain, or where Carrols is the primary lessee on a limited number of our restaurant leases, the elimination of the conditions that resulted in the treatment as financing leases. Upon the spin-off, any remaining guarantees will no longer disqualify these transactions for sale-leaseback accounting due to the elimination, in accordance with ASC 840-40, of the related party relationship with Carrols.

On a pro forma basis as if the qualification of these as sale-leaseback transactions (and the treatment as operating leases) occurred as of January 1, 2010, restaurant rent expense would have been $6.3 million and $6.2 million for the three months ended June 30, 2011 and 2010, respectively, and $12.5 million and $12.4 million for the six months ended June 30, 2011 and 2010, respectively, interest expense would have been $2.3 million and $2.5 million for the three months ended June 30, 2011 and 2010, respectively, and $4.5 million and $5.0 million for the six months ended June 30, 2011 and 2010 respectively; and depreciation expense would have been $4.4 million and $4.3 million for the three months ended June 30, 2011 and 2010, respectively, and $8.7 million and $8.6 million for the six months ended June 30, 2011 and 2010, respectively. Such pro forma financial information is included for informational purposes only, and may not be indicative of what actual financial information would have been had the lease accounting adjustments in connection with the spin-off occurred on January 1, 2010. In addition, such pro forma financial information does not purport to present our financial information or financial results for future periods.

Executive Summary — Operating Performance for the Three Months Ended June 30, 2011

Total revenues increased 9.2% in the second quarter of 2011 to $121.2 million from $111.0 in the second quarter of 2010. Comparable restaurant sales in the second quarter of 2011 increased 10.7% at our Pollo Tropical restaurants and increased 4.5% at our Taco Cabana restaurants. The comparable restaurant sales increase at our Pollo Tropical restaurants was primarily a result of higher customer traffic while the comparable sales increase at our Taco Cabana restaurants was due primarily to an increase in average check, and, to a lesser extent, an increase in customer traffic.

Restaurant operating margins in the second quarter of 2011 were negatively impacted by higher food costs at both restaurant brands as cost of sales, as a percentage of total restaurant sales, increased to 32.9% from 31.0%. These increases were partially offset by favorable sales mix changes at our Pollo Tropical restaurants as well as menu price increases taken in the last twelve months. As a percentage of total restaurant sales, restaurant wages and related expenses decreased to 27.1% in the second quarter of 2011 from 27.6% in the second quarter of 2010 due to the leveraging of higher sales volumes on fixed labor costs at both brands. Advertising expense was comparable in both periods and, as a percentage of total restaurant sales, decreased to 3.1% in the second quarter of 2011 from 3.4% in the second quarter of 2010 due to higher sales. Operating results were favorably impacted by lower utility costs which, as a percentage of total restaurant sales, decreased to 3.7% in the second quarter of 2011 from 4.0% in the second quarter of 2010.

General and administrative expenses increased to $9.1 million in the second quarter of 2011 from $8.2 million in the second quarter of 2010 due to due primarily to higher administrative bonus accruals and higher allocated stock-based compensation expense.

Interest expense decreased to $4.8 million in the second quarter of 2011 from $5.0 million in the second quarter of 2010 due primarily to a reduction in amounts due to Carrols since the beginning of 2010.

Our effective income tax rate, including discrete tax items, was 32.6% in the second quarter of 2011 compared to 22.5% in the second quarter of 2010. The second quarter of 2010 included discrete tax adjustments which reduced income tax expense by $0.2 million.

As a result of the above, our net income increased to $3.6 million in the second quarter of 2011 from $1.2 million in the second quarter of 2010.

Results of Operations

Three Months Ended June 30, 2011 Compared to Three Months Ended June 30, 2010

The following table sets forth, for the three months ended June 30, 2010 and 2011, selected operating results as a percentage of consolidated restaurant sales:

	2011	2010
Restaurant sales:
Pollo Tropical	43.2%	42.1%
Taco Cabana	56.8%	57.9%

Total restaurant sales	100.0%	100.0%

Costs and expenses:
Cost of sales	32.9%	31.0%
Restaurant wages and related expenses	27.1%	27.6%
Restaurant rent expense	3.5%	3.8%
Other restaurant operating expenses	13.0%	13.9%
Advertising expense	3.1%	3.4%
General and administrative	7.5%	7.4%

Since the beginning of the third quarter 2010 through the end of the second quarter of 2011, we have opened two new Pollo Tropical restaurants and four new Taco Cabana restaurants. During the same period we closed two Pollo Tropical restaurants and two Taco Cabana restaurants.

Restaurant Sales. Total restaurant sales increased 9.1% to $120.7 million in the second quarter of 2011 compared to $110.7 million in the second quarter of 2010.

Pollo Tropical restaurant sales in the second quarter of 2011 increased 12.2% to $52.2 million due primarily to an increase in comparable restaurant sales of 10.7% from an 8.9% increase in customer traffic and a 1.8% increase in average check, compared to the second quarter of 2010. The effect of menu price increases taken in the last twelve months, compared to the second quarter of 2010, was approximately 1.2% due to price increases taken primarily in the second quarter of 2011. There were no menu price increases at our Pollo Tropical restaurants in 2010.

Taco Cabana restaurant sales in the second quarter of 2011 increased 6.8% to $68.5 million due primarily to an increase in comparable restaurant sales of 4.5% in the second quarter of 2011 from a 3.1% increase in average check and a 1.2% increase in customer traffic, compared to the second quarter of 2010. The effect of menu price increases taken in the last twelve months, compared to the second quarter of 2010, was approximately 2.5%, including price increases taken in the second quarter of 2011 to partially offset recent increases in commodity costs.

Pollo Tropical Operating Costs and Expenses (percentages stated as a percentage of Pollo Tropical restaurant sales). Pollo Tropical cost of sales increased to 33.3% in the second quarter of 2011 from 32.6% in the second quarter of 2010 due primarily to higher chicken commodity prices (0.9%) offset partially by favorable menu item sales mix shifts. Pollo Tropical restaurant wages and related expenses decreased to 23.6% in the second quarter of 2011 from 24.1% in the second quarter of 2010 due primarily to the effect of higher sales volumes on fixed labor costs and lower workers compensation claim costs (0.2%), partially offset by higher medical claim costs (0.8%). Pollo Tropical other restaurant operating expenses decreased to 12.6% in the second quarter of 2011 from 13.0% in the second quarter of 2010 due primarily to lower real estate taxes (0.3%) and the effect of higher sales volumes on other fixed operating costs. Pollo Tropical advertising expense decreased slightly to 1.9% in the second quarter of 2011 from 2.0% in the second quarter of 2010 due to the timing of promotions.

Taco Cabana Operating Costs and Expenses (percentages stated as a percentage of Taco Cabana restaurant sales). Taco Cabana cost of sales increased to 32.5% in the second quarter of 2011 from 29.9% in the second quarter of 2010 due primarily to higher commodity prices including beef fajita meat (2.8%) partially offset by the effect of menu price increases taken in the last twelve months. Taco Cabana restaurant wages and related expenses decreased to 29.8% in the second quarter of 2011 from 30.1% in the second quarter of 2010 due primarily to the effect of higher sales volumes on fixed labor costs. Taco Cabana other restaurant operating expenses decreased to 13.4% in the second quarter of 2011 from 14.5% in the second quarter of 2010 due primarily to lower utility costs (0.5%), lower repairs and maintenance expenses (0.3%) and the reduction of operating supply costs. Taco Cabana advertising expense decreased to 4.0% in the second quarter of 2011 from 4.4% in the second quarter of 2010 due to the timing of promotions.

Consolidated Restaurant Rent Expense. Restaurant rent expense, as a percentage of total restaurant sales, decreased to 3.5% in the second quarter of 2011 from 3.8% in the second quarter of 2010 due primarily to the effect of higher sales volumes on fixed rental costs.

Consolidated General and Administrative Expenses. General and administrative expenses increased $0.8 million in the second quarter of 2011 to $9.1 million and, as a percentage of total restaurant sales, increased slightly to 7.5% from 7.4% in the second quarter of 2010 due primarily to an increase of $0.3 million in performance-based administrative bonus accruals and higher allocated stock-based compensation expense of $0.2 million. General and administrative expenses include total allocated Carrols’ corporate expenses for executive management, information systems, stock-based compensation expense and certain accounting, legal and other administrative functions of $2.4 million and $2.3 million in the second quarter of 2011 and 2010, respectively.

Adjusted Segment EBITDA. As a result of the factors set forth above, Adjusted Segment EBITDA for our Pollo Tropical restaurants increased to $9.5 million in the second quarter of 2011 from $8.1 million in the second quarter of 2010. Adjusted Segment EBITDA for our Taco Cabana restaurants increased to $7.0 million in the second quarter of 2011 from $6.8 million in the second quarter of 2010.

Depreciation and Amortization Expense. Depreciation and amortization expense increased to $4.9 million in the second quarter of 2011 from $4.8 million in the second quarter of 2010.

Impairment and Other Lease Charges. Impairment and other lease charges were $0.8 million in the second quarter of 2011 compared to $3.4 million in the second quarter of 2010. In the second quarter of 2011 impairment and other lease charges included $0.3 million in lease charges for a Taco Cabana restaurant closed late in the second quarter of 2011 and $0.5 million in lease charges for four previously closed restaurants. In the second quarter of 2010 impairment and other lease charges included impairment charges of $1.4 million for an underperforming Pollo Tropical restaurant and $0.3 million to reduce the fair market value of a previously impaired Pollo Tropical restaurant. We also closed one Pollo Tropical restaurant in the second quarter of 2010, whose fixed assets were impaired in 2009, and recorded lease charges of $0.2 million. In addition, we recorded impairment charges of $1.1 million for an underperforming Taco Cabana restaurant and $0.3 million to reduce the fair market value of a previously impaired Taco Cabana restaurant.

Interest Expense. Total interest expense decreased $0.2 million to $4.8 million in the second quarter of 2011 due to a reduction in amounts due to Carrols since the beginning of the second quarter of 2010. Interest expense on lease financing obligations increased to $2.8 million in the second quarter of 2011 from $2.7 million in the second quarter of 2010.

Provision for Income Taxes. The provision for income taxes for the second quarter of 2011 was derived using an estimated effective annual income tax rate for 2011 of 37.3%, which excludes any discrete tax adjustments. Discrete income tax adjustments in the second quarter of 2011 decreased the provision for income taxes by $0.2 million and resulted in an overall tax rate of 32.6%. The provision for income taxes for the second quarter of 2010 was derived using an estimated effective annual income tax rate for 2010 of 37.7%, which excluded any discrete tax adjustments. Discrete tax adjustments reduced the provision for income taxes by $0.2 million in the second quarter of 2010 and resulted in an overall tax rate of 22.5%.

Net Income. As a result of the foregoing, net income increased to $3.6 million in the second quarter of 2011 from $1.2 million in the second quarter of 2010.

Six Months Ended June 30, 2011 Compared to Six Months Ended June 30, 2010

The following table sets forth, for the six months ended June 30, 2011 and 2010, selected operating results as a percentage of consolidated restaurant sales:

	2011	2010
Restaurant sales:
Pollo Tropical	44.1%	42.1%
Taco Cabana	55.9%	57.9%

Total restaurant sales	100.0%	100.0%

Costs and expenses:
Cost of sales	32.2%	31.0%
Restaurant wages and related expenses	27.3%	28.2%
Restaurant rent expense	3.5%	3.8%
Other restaurant operating expenses	12.9%	13.8%
Advertising expense	3.3%	3.2%
General and administrative	7.6%	7.5%

Since the beginning of 2010 through the second quarter of 2011, we have opened two new Pollo Tropical restaurants and four new Taco Cabana restaurants. During the same period we closed three Pollo Tropical restaurants and three Taco Cabana restaurants.

Restaurant Sales. Restaurant sales increased 8.4% to $236.0 million from $217.7 million in the first six months of 2010.

Pollo Tropical restaurant sales in the first six months of 2011 increased 13.7% to $104.2 million due primarily to an increase in comparable restaurant sales of 12.0% resulting from an 11.1% increase in customer traffic and a 1.0% increase in average check, compared to the first six months of 2010.

Taco Cabana restaurant sales in the first six months of 2011 increased 4.5% to $131.8 million due primarily to a 3.3% increase in comparable restaurant sales resulting from an increase in average check of 2.5% and an increase in customer traffic of 0.8%, compared to the first six months of 2010.

Pollo Tropical Operating Costs and Expenses (percentages stated as a percentage of Pollo Tropical restaurant sales). Pollo Tropical cost of sales increased to 33.2% in the first six months of 2011 from 32.6% in the first six months of 2010 due primarily to higher chicken commodity prices (0.7%), offset partially by favorable menu item sales mix shifts. Pollo Tropical restaurant wages and related expenses decreased to 23.6% in the first six months of 2011 from 24.9% in the first six months of 2010 due primarily to the effect of higher sales volumes on fixed labor costs and lower workers compensation claim costs (0.5%), partially offset by higher medical claim costs (0.2%). Pollo Tropical other restaurant operating expenses decreased to 12.4% in the first six months of 2011 from 13.1% in the first six months of 2010 due primarily to lower real estate taxes (0.4%) and the effect of higher sales volumes on other fixed operating costs. Pollo Tropical advertising expense decreased to 2.2% in the first six months of 2011 from 2.4% in the first six months of 2010 due to the timing of promotions. For all of 2011 our Pollo Tropical advertising expenses are expected to be approximately 2.6% to 2.8% of Pollo Tropical restaurant sales.

Taco Cabana Operating Costs and Expenses (percentages stated as a percentage of Taco Cabana restaurant sales). Taco Cabana cost of sales increased to 31.4% in the first six months of 2011 from 29.9% in the first six months of 2010 due primarily to higher commodity prices (1.7%), partially offset by the effect of menu price increases taken since the beginning of 2010. Taco Cabana restaurant wages and related expenses decreased to 30.2% in the first six months of 2011 from 30.7% in the first six months of 2010 due primarily to the effect of higher sales volumes on fixed labor costs and lower medical claim costs (0.4%). Taco Cabana other restaurant operating expenses decreased to 13.3% in the first six months of 2011 from 14.3% in the first six months of 2010 due primarily to lower utility costs (0.5%), the reduction of operating supply costs and the effect of higher sales volumes on other fixed operating costs. Taco Cabana advertising expense increased to 4.2% in the first six months of 2011 from 3.8% in the first six months of 2010 due to the timing of promotions. For all of 2011 our Taco Cabana advertising expenses are expected to be approximately 3.9% to 4.1% of Taco Cabana restaurant sales.

Consolidated Restaurant Rent Expense. Restaurant rent expense, as a percentage of total restaurant sales, decreased to 3.5% in the first six months of 2011 from 3.8% in the first six months of 2010 due primarily to the effect of sales increases on fixed rental costs.

Consolidated General and Administrative Expenses. General and administrative expenses increased $1.7 million in the first six months of 2011 to $18.0 million and, as a percentage of total restaurant sales, increased slightly to 7.6% from 7.5% in the second quarter of 2010 due primarily to an increase of $0.5 million in performance-based administrative bonus accruals and higher allocated stock-based compensation expense of $0.4 million. General and administrative expenses include total allocated Carrols’ corporate expenses for executive management, information systems, stock-based compensation expense and certain accounting, legal and other administrative functions of $5.0 million and $4.6 million for the first six months of 2011 and 2010, respectively.

Adjusted Segment EBITDA. As a result of the factors above, Adjusted Segment EBITDA for our Pollo Tropical restaurants increased to $19.3 million in the first six months of 2011 from $14.7 million in the first six months of 2010. Adjusted Segment EBITDA for our Taco Cabana restaurants decreased to $13.3 million in the first six months of 2011 from $13.6 million in the first six months of 2010.

Depreciation and Amortization. Depreciation and amortization expense increased to $9.7 million in the first six months of 2011 from $9.6 million in the first six months of 2010.

Impairment and Other Lease Charges. Impairment and other lease charges were $1.1 million in the first six months of 2011 due primarily to charges of $0.8 million in the second quarter as discussed above and $0.2 million lease charges in the first quarter of 2011 for a Pollo Tropical restaurant that was closed in the first quarter of 2011 and whose assets were previously impaired in 2010. The first six months of 2010 included impairment and other lease charges of $3.6 million due primarily to charges of $3.4 million in the second quarter as discussed above and $0.2 million related to a non-operating Taco Cabana property, due to a reduction of estimated cost recoveries from subletting the property through the end of the remaining lease term.

Interest Expense. Total interest expense decreased $0.3 million to $9.7 million in the first six months of 2011 due to a reduction in amounts due to Carrols since the beginning of 2010. Interest expense on lease financing obligations was $5.6 million in the first six months of 2011 and $5.5 million in the first six months of 2010.

Provision for Income Taxes. The provision for income taxes for the first six months of 2011 was derived using an estimated effective annual income tax rate for 2011 of 37.3%, which excludes any discrete tax adjustments. Discrete income tax adjustments in the first six months of 2011 decreased the provision for income taxes by $0.2 million and resulted in an overall tax rate of 35.7%. The provision for income taxes for the first six months of 2010 was derived using an estimated effective annual income tax rate for 2010 of 37.7%, which excluded any discrete tax adjustments. Discrete tax adjustments reduced the provision for income taxes by $0.2 million in the first six months of 2010 and resulted in an overall tax rate of 32.7%.

Net Income. As a result of the foregoing, net income increased to $7.2 million in the first six months of 2011 from $3.1 million in the first six months of 2010.

Liquidity and Capital Resources

We do not have significant receivables or inventory and receive trade credit based upon negotiated terms in purchasing food products and other supplies. We are able to operate with a substantial working capital deficit because:

•	restaurant operations are primarily conducted on a cash basis;

•	rapid turnover results in a limited investment in inventories; and

•	cash from sales is usually received before related liabilities for food, supplies and payroll become due.

In response to economic conditions we have limited our spending on new restaurant development in 2009 and 2010 which allowed us to utilize our free cash flow to reduce our amounts due to Carrols. We are continuing to moderate new restaurant growth in 2011.

On August 5, 2011, we and Carrols LLC each entered into new and independent financing arrangements, the proceeds from which were used to distribute funds to Carrols to enable Carrols to repay its existing indebtedness, as well as to pay accrued interest and all related fees and expenses. On August 5, 2011 we sold $200 million of the Fiesta Notes and entered into a $25 million secured revolving credit facility which was undrawn at closing.

Interest incurred under our debt obligations, capital expenditures and payments related to our lease obligations represent significant liquidity requirements for us. We believe cash generated from our operations, availability of borrowings under our new revolving credit facility and proceeds from anticipated sale-leaseback transactions will provide sufficient cash availability to cover our anticipated working capital needs, capital expenditures and debt service requirements for the next twelve months.

Operating Activities . Net cash provided from operating activities for the first six months of 2011 increased $4.7 million to $20.2 million from $15.5 million in the first six months of 2010, due primarily to a reduction in the changes in the components of net working capital, including deferred tax assets of $2.7 million, and an increase in net income, adjusted for non-cash items including depreciation and amortization, impairment and other lease charges and stock-based compensation expense of $2.2 million.

Investing Activities. Net cash used for investing activities in the first six months of 2011 and 2010 was $7.0 million and $10.1 million, respectively. Capital expenditures are the largest component of our investing activities and include: (1) new restaurant development, which may include the purchase of real estate; (2) restaurant remodeling, which includes the renovation or rebuilding of the interior and exterior of our existing restaurants; (3) other restaurant capital expenditures, which include capital maintenance expenditures for the ongoing reinvestment and enhancement of our restaurants; and (4) corporate and restaurant information systems.

The following table sets forth our capital expenditures for the periods presented (in thousands):

	Pollo Tropical	Taco Cabana	Consolidated
Six Months Ended June 30, 2011
New restaurant development	$1,348	$5,776	$7,124
Restaurant remodeling	1,399	842	2,241
Other restaurant capital expenditures (1)	1,034	1,198	2,232
Corporate and restaurant information systems	376	29	405

Total capital expenditures	$4,157	$7,845	$12,002

Number of new restaurant openings	—	3	3

Six Months Ended June 30, 2010
New restaurant development	$1,716	$2,133	$3,849
Restaurant remodeling	954	1,240	2,194
Other restaurant capital expenditures (1)	1,155	1,493	2,648
Corporate and restaurant information systems	44	30	74

Total capital expenditures	$3,869	$4,896	$8,765

Number of new restaurant openings	—	—	—

1)	Excludes restaurant repair and maintenance expenses included in other restaurant operating expenses in our consolidated financial statements. For the first six months of 2011 and 2010, total restaurant repair and maintenance expenses were approximately $5.2 million and $4.8 million, respectively.

In 2011, we anticipate that total capital expenditures will range from $25 million to $28 million, although the actual amount of capital expenditures may differ from these estimates. In 2011 we plan to open five to seven new restaurants. Capital expenditures in 2011 are expected to include approximately $11 million to $13 million for the development of new restaurants and purchase of related real estate. Capital expenditures in 2011 also are expected to include expenditures of approximately $12 million to $14 million for the ongoing reinvestment in our restaurant concepts for remodeling costs and capital maintenance expenditures and approximately $1 million of other expenditures.

Investing activities also include sale-leaseback transactions related to our restaurant properties, the net proceeds from which were $5.0 million in the first six months of 2011. The net proceeds from these sales were used to reduce outstanding indebtedness to Carrols. In the first six months of 2010 we also purchased one of our restaurant properties for $1.3 million to be sold in a future sale-leaseback transaction.

Financing Activities. Net cash used for financing activities in the first six months of 2011 and 2010 was $10.1 million and $6.2 million, respectively, due to net repayments of indebtedness to Carrols of $11.0 million and $8.5 million in the first six months of 2011 and 2010, respectively. During the second quarter of 2011, we entered into a sale-leaseback transaction for a restaurant property that did not qualify for sale-leaseback accounting and the net proceeds of $1.7 million were recorded as a lease financing obligation. During the first six months of 2010 we also had proceeds from lease financing obligations of $2.4 million. During the first six months of 2011 we deferred $0.7 million of financing costs pertaining to our financing transactions discussed above.

New Secured Credit Facility. On August 5, 2011 we entered into a new first lien revolving credit facility providing for aggregate borrowings of up to $25.0 million (including $10.0 million available for letters of credit). Our new revolving credit facility also provides for incremental increases of up to $5.0 million, in the aggregate, to the revolving credit borrowings available under the facility, and matures on February 5, 2016. Borrowings under the facility bear interest at a per annum rate, at our option, of either (all terms as defined in the secured credit facility):

1) the Alternate Base Rate plus the applicable margin of 2.0% to 2.75% based on our Adjusted Leverage Ratio (with an initial applicable margin set at 2.5% until the delivery of financial statements for the fourth fiscal quarter of 2011 to the agent and lenders under the facility), or

2) the LIBOR Rate plus the applicable margin of 3.0% to 3.75% based on our Adjusted Leverage Ratio (with an initial applicable margin set at 3.5% until the delivery of financial statements for the fourth fiscal quarter of 2011 to the agent and lenders under the facility).

Our obligations under the facility are guaranteed by all of our material subsidiaries and are secured by a first priority lien on substantially all of our assets and those of our material subsidiaries (including a pledge of all of the capital stock and equity interests of our material subsidiaries).

The secured credit facility contains certain covenants, including, without limitation, those limiting our and our guarantor subsidiaries’ ability to, among other things, incur indebtedness, incur liens, sell or acquire assets or businesses, change the character of its business in all material respects, engage in transactions with related parties, make certain investments, make certain restricted payments or pay dividends. In addition, the secured credit facility requires us to meet certain financial ratios, including a Fixed Charge Coverage Ratio and Adjusted Leverage Ratio (all as defined under the secured credit facility).

Our secured senior credit facility contains customary default provisions, including without limitation, a cross default provision pursuant to which it is an event of default under these facilities if there is a default under any of our indebtedness having an outstanding principal amount of $2.5 million or more which results in the acceleration of such indebtedness prior to its stated maturity or is caused by a failure to pay principal when due.

Fiesta Notes. On August 5, 2011, we issued $200.0 million of 8.875% senior secured second lien notes due 2016 pursuant to an indenture dated as of August 5, 2011 governing such notes. The Fiesta Notes mature on August 15, 2016 and the entire principal amount of the Fiesta Notes is payable on such maturity date. Interest is payable semi-annually on February 15 and August 15 with the first interest payment due on February 15, 2012. The Fiesta Notes are guaranteed by all of our material subsidiaries and are secured by second-priority liens on substantially all of our material subsidiaries assets (including a pledge of all of the capital stock and equity interests of our material subsidiaries).

The Fiesta Notes are redeemable at our option in whole or in part at any time after February 15, 2014 at a price of 104.438% of the principal amount plus accrued and unpaid interest, if any, if redeemed before February 15, 2015, 102.219% of the principal amount plus accrued and unpaid interest, if any, if redeemed after February 15, 2015 but before February 15, 2016 and 100% of the principal amount plus accrued and unpaid interest, if any, if redeemed after February 15, 2016. Prior to February 14, 2014, we may redeem some or all of the Fiesta Notes at a redemption price of 100% of the principal amount of each note plus accrued and unpaid interest, if any, and a make-whole premium. In addition, at any time prior to February 15, 2014, we may redeem up to 35% of the Fiesta Notes with the net cash proceeds from specified equity offerings at a redemption price equal to 108.875% of the principal amount of each note to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

The indenture governing the Fiesta Notes includes certain covenants, including limitations and restrictions on us and our material subsidiaries who are guarantors under such indenture to incur additional debt, issue preferred stock, pay dividends or make distributions in respect of capital stock or make certain other restricted payments or investments, incur liens, sell assets, enter into transactions with affiliates, agree to payment restrictions affecting certain of its material subsidiaries and enter into mergers, consolidations or sales of all or substantially all of our or our material subsidiaries’ assets. These covenants are subject to certain exceptions and qualifications including, without limitation, permitting the spin-off transaction discussed above.

The indenture governing the Fiesta Notes contains customary default provisions, including without limitation, a cross default provision pursuant to which it is an event of default under these notes and the indenture if there is a default under any of our indebtedness having an outstanding principal amount of $15.0 million or more which results in the acceleration of such indebtedness prior to its stated maturity or is caused by a failure to pay principal when due.

Until the consummation of the spin-off, the indenture governing the Fiesta Notes requires us to provide certain financial information and ratios for the last twelve months in this MD & A, all as defined in the indenture. For the twelve month period ended June 30, 2011, Consolidated EBITDAR was $78.1 million; Consolidated EBITDA was $51.7 million; the Consolidated Lease Adjusted Secured Leverage Ratio was 5.28x; and the Consolidated Fixed Charge Coverage Ratio was 3.13x.

Indebtedness. At July 3, 2011, we had total debt outstanding of $254.4 million comprised of $128.6 million due to Carrols, lease financing obligations of $124.7 million and capital lease obligations of $1.0 million.

Contractual Obligations

A table of our contractual obligations as of March 31, 2011 was included in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Report on Form 8-K filed August 5, 2011. There have been no significant changes to our contractual obligations during the three months ended June 30, 2011. The table included in our aforementioned 8-K filing did not include any changes resulting from our financing transactions in the third quarter of 2011 discussed above.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements other than our operating leases, which are primarily for our restaurant properties and not recorded on our consolidated balance sheet.

Inflation

The inflationary factors that have historically affected our results of operations include increases in food and paper costs, labor and other operating expenses and energy costs. Wages paid in our restaurants are impacted by changes in the Federal and state hourly minimum wage rates. Accordingly, changes in the Federal and state hourly minimum wage rates directly affect our labor costs. We typically attempt to offset the effect of inflation, at least in part, through periodic menu price increases and various cost reduction programs. However, no assurance can be given that we will be able to offset such inflationary cost increases in the future.

Effects of New Accounting Standards

There are currently no recent accounting pronouncements which had or are expected to have a material impact on our consolidated financial statements as of the date of this offering memorandum.